Exhibit 99.1

CEVA, Inc. Announces Inducement Award in Connection with Appointment of Amir Panush as Chief Executive Officer

Company grants Mr. Panush restricted stock units and performance stock units as an inducement award with a total grant value of $3.2 million in connection with his appointment as Chief Executive Officer.

ROCKVILLE, MD., February 21, 2023 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies and co-creation solutions, today announced that it has granted an inducement award to Amir Panush in connection with his appointment as Chief Executive Officer.

The award to Mr. Panush was granted pursuant to the employment agreement entered into with Mr. Panush in November 2022, was an inducement material to Mr. Panush’ employment pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules, and consisted of 14,541 time-based restricted stock units (“RSU”), up to 28,354 short-term performance-based stock units (“short-term PSUs”) and 60,587 long-term performance-based stock units (“long-term PSUs”). The RSUs comprising the inducement award will vest over three years. The short-term PSUs comprising the inducement award will vest over three years subject to the satisfaction of a license, non-recurring engineering and related revenue goal and a total shareholder return goal. The long-term PSUs comprising the inducement award will vest in full upon the satisfaction of any one of four sets of goals related to non-GAAP earning per share, non-GAAP annual operating margin goal, revenues and market capitalization. The award is subject to terms and conditions substantially similar to those of CEVA’s 2011 Equity Incentive Plan.

Additional information regarding the award will be described in a Current Report on Form 8-K to be filed by CEVA.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies and co-creation solutions for a smarter, safer, connected world. We provide Digital Signal Processors, AI engines, wireless platforms, cryptography cores and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence. These technologies are offered in combination with our Intrinsix IP integration services, helping our customers address their most complex and time-critical integrated circuit design projects. Leveraging our technologies and chip design skills, many of the world’s leading semiconductors, system companies and OEMs create power-efficient, intelligent, secure and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial, aerospace & defense and IoT.

Our DSP-based solutions include platforms for 5G baseband processing in mobile, IoT and infrastructure, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low-power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and inertial measurement unit (“IMU”) solutions for markets including hearables, wearables, AR/VR, PC, robotics, remote controls and IoT. For wireless IoT, our platforms for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax), Ultra-wideband (UWB), NB-IoT and GNSS are the most broadly licensed connectivity platforms in the industry.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com